UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 6, 2015 (April 2, 2015)

VBI VACCINES INC.

(Exact name of registrant as specified in charter)

Delaware	000-18188	93-0589534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 3rd Street, Suite 2241

Cambridge, Massachusetts 02142

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (617) 830-3031

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 2, 2015, Variation Biotechnologies, Inc., a Canadian corporation (“VBI Cda”) and wholly-owned subsidiary of VBI Vaccines Inc. (the “Registrant”), entered into a Collaboration and Option License Agreement (the “Agreement”) with Sanofi Vaccines Technologies S.A.S., a company organized under the laws of France ( “Sanofi”). The purpose of the Agreement is to allow Sanofi to evaluate the feasibility of using VBI Cda’s LPV™ technology and expertise to reformulate Sanofi’s ** vaccine candidate (the “Project Candidate Vaccine”) for ** to provide improved stability. The term of the Project, as defined below, will commence on the date of receipt by VBI Cda of Sanofi materials and continue for 9 months unless otherwise agreed in writing by the parties (the “Project Period”). The term of the Agreement begins on the Effective Date, which is defined as April 15, 2015, and unless earlier terminated or mutually extended in writing, the Agreement will expire upon the expiration or termination of the Option (defined below) or, in the event that the Option is timely exercised, until a license agreement is executed by the parties.

Pursuant to the Agreement, VBI Cda and Sanofi agreed, among other things, to collaborate on research and development works relating to the Project Candidate Vaccine in order to assess, among others things, the stability of the Project Candidate Vaccine (the “Project”).

VBI Cda granted to Sanofi an option (the “Option”) to negotiate and enter into royalty bearing a license for the commercial use of VBI’s LPV technology to exploit vaccines in the ** field (the “Field”). The term of the Option will continue for a period of 3 months following the Project Period (the “Option Period”). In addition, at Sanofi’s discretion, it may extend the Option to additional vaccine targets and negotiate and enter into a royalty bearing license for the commercial use of VBI’s LPV technology to one or more additional targets outside the Field, so long as VBI Cda does not have a program to develop vaccines against the applicable target(s) , or is restricted by licenses granted to third parties.

In consideration of VBI Cda granting the Option and in partial acknowledgment of the past research and development costs incurred by VBI Cda in its development efforts, Sanofi (A) paid to VBI Cda ** US dollars upon execution of the Agreement and (B) shall reimburse VBI Cda on a monthly basis for costs associated with research and development work, including internal and external expenses and costs associated with production of the Project Candidate Vaccine for the Project, such as biological materials (subject to pre-approval by Sanofi), up to a maximum amount of ** US dollars.

The Agreement may be terminated (i) by either party in the event the other party has materially breached or defaulted in the performance of any of its obligations under the Agreement, and such default has continued for 90 days after written notice thereof was provided to the breaching party by the non-breaching party, with the termination becoming effective at the end of such 90 day period unless the breaching party has cured any such breach or default prior to the expiration of the 90 day period; (ii) if involuntary proceedings against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within 60 days thereafter, the other party may immediately terminate the Agreement effective upon notice of such termination; (iii) by Sanofi during the Project Period at any time with 45 days written notice to VBI Cda; and (iv) by Sanofi at any time during the Option Period.

The Agreement also includes certain representations and warranties made by each party and indemnification provisions.

** Information omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

On April 6, 2015, the Registrant issued a press release announcing VBI Cda’s entry into the Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated as of April 6, 2015*

__________________

*Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VBI VACCINES INC.

Date: April 6, 2015	By:	/s/ Jeff Baxter
Jeff Baxter Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated as of April 6, 2015*

_________________

*Filed herewith